Exhibit 99

May 13, 2011

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2410

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2011 EARNINGS

Wheeling, WV, May 13, 2011–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

The Company reported net income of $549,907 or $.33 per share for the three months ended March 31, 2011 compared to $460,651 or $.28 per share for the same period during 2010. The increase in net income for the three months ended March 31, 2011 as compared to the same period in 2010 of $89,256 or 19.4% was primarily the result of increases in net interest income, offset in part by increases in noninterest expenses and income tax expense combined with the decrease in noninterest income. Net interest income increased $133,231 or 6.3%, primarily due to the decrease in the interest expense paid on interest bearing liabilities combined with the increase in the interest earned on investment securities, offset in part by a decline in the interest and fees earned on loans. Noninterest expenses increased $6,430 or .3% during the three month period ended March 31, 2011 as compared to the same period in 2010 primarily due to the increase in other operating expenses, as well as increases in salary and employee benefits expense, offset in part by a decline in occupancy expenses. Noninterest income fell $8,407 or 2.9% primarily due to the decline in service charges and fees earned on deposit accounts, which was offset in part by increases in other operating income and in the net change in the gains on sales of investment securities. Income tax expense increased during the first quarter of 2011 as compared to the same period in 2010 primarily due to the increase of $118,394 in pretaxable income. The ROA was .80% for the three months ended March 31, 2011 as compared to.70% for the same period of the prior year. For the three months ended March 31, 2011, compared to March 31, 2010, the ROE was 7.41% and 6.46%, respectively.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) March 31, 2011	December 31, 2010

AT PERIOD END
Total Assets	$283,903	$277,959
Total Deposits	234,116	228,475
Total Loans	117,324	121,367
Total Investment Securities	138,823	133,169
Shareholders’ Equity	31,544	31,101
Shareholders’ Equity Per Share of Common Stock	19.08	18.82

(Dollars in thousands, except share and per share data)	March 31, 2011	March 31, 2010

FOR THE THREE MONTHS ENDED
Net income	550	461
Provision for Loan Losses	30	30
Earnings Per Share of Common Stock	.33	.28
Dividends Per Share of Common Stock	.19	.18
Return on Average Assets	.80%	.70%
Return on Average Equity	7.41%	6.46%

Weighted average shares outstanding	1,652,814	1,652,814

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”